Exhibit 23.1

INDEPENDENT AUDITOR’S  CONSENT

We consent to the inclusion of our report dated May 15, 2019 relating to our audits of the combined financial statements of the North American Kids, Accessories and Certain Fashion Brand Businesses of Global Brands Group, which comprise the combined balance sheets as of October 28, 2018 and December 31, 2017 and the related combined statements of operations and comprehensive income (loss), parent company equity and cash flows for the period from January 1, 2018 through October 28, 2018 and for the year ended December 31, 2017, in this Current Report Amendment No.1 on Form 8‑K/A of Centric Brands, Inc.

/s/ CohnReznick LLP

May 15, 2019

Roseland, New Jersey